Exhibit 99.1

PROMISSORY NOTE

$300,000.00	March 31, 2017

The undersigned, KULR Technology Corporation, a Delaware corporation, ("Maker") promises to pay to the order of KT High-Tech Marketing, Inc., a Delaware corporation located at 14440 Big Basin Way, #12, Saratoga, CA 95070 ("Holder") the principal sum of THREE HUNDRED THOUSAND DOLLARS ($300,000.00), with interest thereon at the rate of eight percent (8%) per annum, until paid. The entire principal balance of this Note and accrued interest shall be due and payable in full one (1) year from the issuance date first written above ("Maturity Date"). This Promissory Note is being issued by the Maker in connection with the Holder’s loan to the Maker and that certain Letter of Intent (the “LOI”) dated as of October 31, 2017 between the Maker and the Holder, which LOI is hereby amended to extend the targeted closing date to May 31, 2017.

1.       Payment; Maturity; Default Interest.

(a)       All principal and interest due under this Note shall be due and payable on the Maturity Date unless paid or converted earlier in accordance with the terms of this Note. Except as specified herein, all payments of principal shall be in lawful money of the United States of America. All payments shall be applied first to any then-outstanding interest and second to any then-outstanding principal. If any payments on this Note become due on a Saturday, Sunday, or a public holiday under the laws of the State of New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment. The Company may prepay this Note at any time without the consent of Holder and with no pre-payment penalty. In the Event of Default interest under this Note shall accrue at the lesser of the rate of eighteen percent (18%) per annum or the maximum allowable rate of interest allowable under applicable law, until paid.

2.       Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(a)       This Note has been duly authorized, executed and delivered and is a valid and binding agreement of the Company;

(b)       The Company (i) is a corporation duly created and existing in good standing under the laws of the State of Delaware; (ii) has the power and authority to own the properties and assets which it purports to own and to carry on its business as now conducted; (iii) has the power and authority to execute and deliver all documents required hereunder; and (iv) to the best of its knowledge has complied with all filing and other requirements of federal, state and local laws, insofar as such laws relate to its doing business;

3.       Default; Remedies. Each of the following shall be an “Event of Default” hereunder:

(a)       Failure to pay any amounts when due under this Note.

(b)       A breach by the Company of any representation, warranty, covenant or agreement made by the Company in this Note.

(c)       The Company engages in any liquidation of the Company or files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing.

(d)       An involuntary petition is filed against the Company under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

Company shall have a 7-day cure period (the “Cure Period”) for any Event of Default. Following the expiration of the Cure Period, Holder shall be immediately be entitled to accelerate the repayment of this Note in its discretion after an Event of Default regardless of any prior forbearance. In the event of default by the Company, Holder shall be entitled to exercise all available remedies or otherwise. If this Note is placed in the hands of an attorney for collection, the Holder shall be entitled to recover its attorney fees and costs in connection with this collection, whether or not an action is filed for such collection.

4.       Miscellaneous.

(a)       Governing Law. The terms of this Note shall be construed in accordance with the laws of the State of New York, as applied to contracts entered into by New York residents within the State of New York and to be performed entirely within the State of New York.

(b)       Successors and Assigns; Assignment. This Note is non-negotiable and non-assignable by Holder.

(c)       Notices. All notices required or permitted hereunder shall be in writing and shall be given to the addresses set forth on the signature pages hereto.

(d)       Modification; Amendment; Waiver. No modification, amendment or waiver of any provision of this Note or consent to the departure therefrom shall be effective without the written consent of the Company and the Holder, and with respect to any waiver, it shall be effective only in the specific instance and for the specific purpose for which it was given.

Maker:		Accepted and agreed to by, the Holder:
KULR Technology Corporation		KT High-Tech Marketing, Inc.

By:	/s/ Timothy R. Knowles	By:	/s/ Michael Mo
Timothy R. Knowles		Michael Mo
Chief Technical Officer and Director		Chief Executive Officer and Director
Address:	6355 Nancy Ridge Dr.
San Diego, CA 92121